Exhibit 99.1
Home Solutions of America Announces Record Second Quarter Results
Revenue Increases 111% to $51 million; Company Reports EPS of $0.15 Per Diluted Share
DALLAS—(BUSINESS WIRE)—Home Solutions of America, Inc. (Nasdaq: HSOA, the “Company” or “Home Solutions”), a provider of restoration, construction and interior services to commercial and residential customers, announced today results for the second quarter ended June 30, 2007. The Company reported record 2007 second quarter revenue of $51.0 million, an increase of 111% compared to revenue of $24.2 million in the second quarter of 2006. The Company previously provided 2007 second quarter guidance for revenue of $44 to $48 million.
The Company had 2007 second quarter net income from continuing operations of $7.4 million, or $0.15 per diluted share, an increase of 111% compared to $3.5 million, or $0.09 per diluted share in the same period a year earlier. The Company reported record net income of $7.4 million or $0.15 per diluted share, compared to $4.5 million or $0.11 per diluted share in the fiscal 2006 second quarter. Home Solutions recognized a net gain of $975,000, or $0.02 per diluted share in fiscal 2006 from the sale of discontinued operations. The Company previously provided for net income of $0.14 to $0.17 per diluted share. The fiscal 2007 second quarter results were impacted by legal and accounting costs of approximately $470,000 due to transaction work and expanded compliance activities. In addition, in connection with the Company expanding its Sarbanes-Oxley compliance activities and as a result of the rollout of Timberline, a new Enterprise Resource Planning System designed to centralize all of the reporting functions, the Company incurred professional and accounting fees of approximately $250,000.
The second quarter sales increase was due to the acquisition of Fireline effective July 1, 2006 and strength in the Company’s Restoration and Construction Services Division, due to geographic expansion, partially offset by weakness in Home Solutions’ Interior Products and Manufacturing Division due primarily to a decrease in cabinet and countertop sales as new construction in the Florida market experienced a decrease from 2006. Overall gross margin decreased slightly to 46.6% compared to 47.1% in the second quarter of fiscal 2006, due to a shift in the Company’s mix of business from higher margin reconstruction services in the second quarter of 2006, to a combination of reconstruction and general construction services, which traditionally are lower margin, in the second quarter of 2007. For the second quarter of 2007, the Company recognized expense of $310,000 under SFAS No. 123R compared to $144,000 in the year-earlier period. The Company’s effective tax rate for the second quarter of fiscal 2007 was 37.9% compared to 37.8% in the year-earlier period.
Revenue from the Restoration and Construction Services Division was $45.3 million for the second quarter of 2007, compared to $15.0 million in the year-earlier period, due to the acquisition of Fireline and geographic expansion of this division. Revenue from the Interior Services Division was $5.6 million, versus $9.2 million in the year-earlier period due primarily to the downturn in the housing sector.
For the six months ended June 30, 2007, Home Solutions had revenue of $90.0 million compared to $43.4 million in the year earlier six months. The Company had net income of $13.1 million, or $0.27 per diluted share, compared to $7.6 million, or $0.19 per diluted share in the year-earlier period. The 2006 six month results include a gain of $1.7 million, or $0.04 per diluted share from discontinued operations.
The Company also announced that it had received approval from its independent directors of the terms of an agreement in principle that was announced yesterday, with Brian Marshall, a director and the Executive Vice President of the Company, which will resolve the $21.65 million note (the “Note”) which was issued to Mr. Marshall in partial consideration for the Company’s acquisition (the “Acquisition”) of the capital stock of Fireline Restoration, Inc. (“Fireline”). Under the Agreement, the Company would agree to allocate an amount of future collections from certain unpaid Fireline receivables approximately equal in value to the outstanding $21.65 million principal amount of the Fireline Note. The obligations for the receivables were assumed by the Florida Insurance Guarantee Association (“FIGA), an entity created by the Florida legislature to handle claims of insolvent property and casualty companies.
Under the Agreement, Home Solutions and Mr. Marshall will share equally in the first $14 million of net proceeds collected from FIGA. Mr. Marshall will receive the next $14.65 million in net proceeds, and any remaining balance will be split between Mr. Marshall and Home Solutions with Home Solutions receiving 60% of the balance and Mr. Marshall receiving 40% of the balance.
Although the parties have reached an agreement in principle, the agreement is subject to the approval of the Company’s lender. The Company is diligently working with its lender to obtain approval; however, there is no guaranty that the approval will be obtained and the transaction will be closed.
As such, the Company intends to file an extension for its 10-Q submission and has not attached a balance sheet to this announcement. Once discussion with the Company’s lenders is concluded the Company will file its 10-Q with a complete balance sheet update.
“We are pleased to report strong revenue growth reflecting our transition to a construction services company, with a more predictable revenue base,” said Frank J. Fradella, Chairman and CEO of Home Solutions. “The growth in this business reflects some of the investments we made in opening new offices in the fourth quarter of 2006 to support geographic expansion. In addition, Associated Contractors continues to win infrastructure projects in New Orleans as we capitalize on rebuilding opportunities in the region. However, due to our diversification efforts, we are no longer reliant on disaster-related work to meet our growth objectives, as demonstrated by the vast majority of our business coming from areas beyond Louisiana and the surrounding areas. Our growth and future opportunities required us to invest significant resources during the second quarter to improve internal controls and reporting systems and enhance corporate governance. We believe that the steps we are taking, although significantly increasing SG&A, will allow us to better manage our business and increase investor confidence, as we intend to pursue many of the large construction services opportunities in the future. The settlement of the Note issued in connection with the acquisition of Fireline will increase our financial flexibility. In addition, the shift in the mix of our business from restoration work, which is primarily performed for insurance companies, to construction services, which has a broader customer base including private customers, should allow us to receive faster payment on our receivables.”
Business Outlook:
Historically the Company has had its strongest quarters in the second half of the year. Due to the changing business mix, the Company anticipates a slight decrease in operating margins compared to the second quarter. The company currently has approximately $332 million in backlog, of which the Company anticipates not less than approximately $80 million being executed in the second half. The Company currently has in excess of $1 billion of bid opportunities that it continues to pursue. This backlog excludes any revenue to be generated from its Interior Services Division.
Conference Call
The Company will hold a conference call that will take place today at 4:30 p.m. eastern time. Interested participants should call (888) 578-6632 within the United States or (719) 955-1564 internationally. Please use passcode 4897627. A playback of the conference will be available two hours after the completion of the call. To listen to the playback, please call (888) 203-1112 within the United States or (719) 457-0820 internationally. Please use passcode 4897627. The call will also be webcast and will be available on the Company’s web site at www.hsoacorp.com in the Investor Relations section under Presentations.
About Home Solutions of America, Inc.
Home Solutions of America, Inc. is a provider of restoration, construction and interior services to commercial and residential customers. Its Fireline subsidiary is involved in providing construction services, rebuilding, catastrophic storm response and contents restoration for commercial, industrial and residential properties. Based in Tampa, Fireline is certified in multiple aspects of the restoration industry, including smoke, fire, water and mold. The Company has operations in California, Texas, Florida, Alabama, Georgia, Louisiana, Mississippi and North Carolina. Home Solutions Restoration of Louisiana, Inc., which does business as Associated Contractors (“Associated”), is a Louisiana based commercial, industrial and residential contractor working in the governmental and private arenas. Associated has been one of the larger players in redeveloping public schools in the aftermath of Hurricane Katrina. Its clients include the State of Louisiana, the City of New Orleans, the Louisiana National Guard, the historic French Market, Louis Armstrong International Airport and the N.A.S.A. Stennis Space Center in Mississippi. For additional information, please visit the Company’s Web site at http://www.hsoacorp.com.
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Cautionary Notice
Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including “anticipate,” “believe,” “intends,” “estimates,” “expect,” and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company’s future business prospects, contracts to be performed, and new opportunities associated with the anticipated rebuilding of the New Orleans area, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company’s reports filed with the SEC.
Contact:
Home Solutions of America, Inc., Dallas
Matt Kreps, 214-623-8486

Home Solutions of America, Inc.
Condensed Consolidated Statements of Income
(Dollars and shares in thousands)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$50,960	$24,154	$90,045	$43,433
Costs and expenses:
Cost of sales	27,213	12,781	46,573	22,112
Selling, general and administrative expenses	10,482	5,471	19,712	11,420

	37,695	18,252	66,285	33,532

Operating income	13,265	5,902	23,760	9,901

Other income (expense), net:
Gain (loss) on sale of assets	2	—	(5)	22
Interest income	56	74	119	124
Interest expense	(1,209)	(58)	(2,273)	(118)
Other income, net	24	29	52	55

Total other (expense) income, net	(1,127)	45	(2,107)	83

Income from continuing operations before income taxes and minority interest	12,138	5,947	21,653	9,984

Income taxes	(4,602)	(2,246)	(8,254)	(3,668)
Minority interest	(164)	(208)	(319)	(466)

Income before discontinued operations	7,372	3,493	13,080	5,850

Gain on disposal, net of loss from discontinued operations, net of tax of $0, 527, $0 and $971, respectively	—	975	—	1,741

Net income	$7,372	$4,468	$13,080	$7,591

Earnings per common share - basic:
Continuing operations	$0.16	$0.09	$0.28	$0.16
Discontinued operations	—	$0.03	—	$0.04

Net earnings per share available to common stockholders	$0.16	$0.12	$0.28	$0.20

Earnings per common share - diluted:
Continuing operations	$0.15	$0.09	$0.27	$0.15
Discontinued operations	—	$0.02	—	$0.04

Net earnings per share available to common stockholders	$0.15	$0.11	$0.27	$0.19

Weighted average number of common shares outstanding:
Basic	47,361	38,295	47,337	37,103
Diluted	48,129	40,594	48,102	39,642